Exhibit 99.1

Bionik Laboratories Reports 2015 Financial Results and Provides Business Update

•	Company executes on growth strategy with planned acquisition of Interactive Motion Technologies, Inc. (IMT)
•	Acquisition to bolster product portfolio with commercial and development products
•	Near-term strategy to focus on market expansion and revenue generation
•	Bionik continues development of cognitive computing analytical system for ARKE™ and expanded product portfolio through partnership with IBM
•	ARKE™ validation testing to continue through 2016; Health Canada approval and the CE mark in Europe expected in H1 2017
•	Company expects 2016 to be a breakthrough year

Toronto, ON – March 21, 2016 – Bionik Laboratories Corp. (OTCQX: BNKL), a pioneering medical device and robotics company with a focus in developing technologies and solutions for individuals with neurological disorders (“Bionik” or the "Company"), announced today its financial results for the year ended December 31, 2015. The Company also provided a corporate review of recent highlights and its business outlook for the remainder of 2016.

Peter Bloch, Chief Executive Officer and Chairman of the Board, stated, “2015 was marked by tremendous progress on the corporate, operational and development fronts, and I firmly believe this progress has positioned Bionik for a breakthrough year.”

2015 and Recent Corporate Highlights

•	Announced merger agreement to acquire Interactive Motion Technologies, Inc. (IMT);
•	Announced partnership with IBM to develop a unique analytics system and apply sophisticated machine learning algorithms to improve the outcomes of neurological rehabilitation, beginning with the Company's primary product, ARKE;
•	Provided the first European demonstration of ARKE during a presentation at the Colloquium on Sports and People with Disabilities at l'Université de Poitiers;
•	Reengineered the ARKE exoskeleton for a lighter mechanical profile and significantly improved control, adaptability, safety and electronics with improved safety features;
•	Commenced production of first rehabilitation units of ARKE GEN2 in preparation for the initiation of clinical testing in rehabilitation centers in Canada;
•	Named a Kairos Society’s 2015 “K50” company, honoring the next generation of entrepreneurs developing breakthrough innovations and Awarded the Nasdaq Entrepreneurial Center Resource Prize at the Kairos Global Summit;
•	Commenced trading on the OTCQX® Market; and
•	Completed a private placement equity financing with gross proceeds of approximately US$13.1 million.

IMT Transaction Overview

Earlier this month, Bionik announced it has entered into a definitive merger agreement to acquire Interactive Motion Technologies, Inc. (IMT), a Boston, Massachusetts-based global pioneer and leader in providing effective robotic tools for neurorehabilitation. Under the terms of the Merger Agreement, pending shareholder approval, among other conditions, IMT shareholders will receive an aggregate of 23,650,000 shares of Bionik’s common stock.

IMT’s product line includes three upper extremity clinical rehabilitation products currently on the market, a lower-body product available for research use being developed for clinical release, and an exciting new product candidate for gait in development at MIT. IMT has established a growing body of clinical data for these products. The clinical products have U.S. Food and Drug Administration (FDA) approval and are currently sold in over 20 countries, including the United States. IMT has strong data and licensed intellectual property for certain of its products including three patents with exclusivity through 2029 and 2033. In addition, IMT’s manufacturing facility is compliant with FDA regulations.

For the fiscal year ending December 31, 2015, IMT generated approximately $2 million in revenue from its three commercialized products. Bionik believes there is a significant growth opportunity with the existing and development products and is committed to executing its strategy of market expansion and revenue growth of the IMT products in 2016.

Mr. Bloch added, “We view the IMT transaction as the first important step in our growth strategy. We fully expect to continue to pursue the right opportunities that will be complementary and additive to ensure we continue to position the company for success and importantly, where we can address the many unmet needs that exist for individuals with mobility challenges.”

Bionik Product Update – ARKE, Proprietary Lower-Body Exoskeleton Overview

In the fourth quarter of 2015, Bionik commenced testing of the first rehabilitation units of ARKE GEN2, a robotic lower-body exoskeleton device that is designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking and other motion.

In preparation for the launch of the ARKE rehabilitation clinical validation program, Bionik commenced pre-clinical verification testing in 2015. Validation testing is expected to continue through 2016. The Company then anticipates filing for Health Canada approval and the CE mark in Europe in the first half of 2017 with the FDA following thereafter.

In February 2016, Bionik announced that it is working with IBM to develop a unique analytics system and apply sophisticated machine learning algorithms to improve the outcomes of neurological rehabilitation. Use of IBM’s cognitive computing infrastructure would enable access to the exoskeleton’s performance, patient data and results of ARKE rehabilitation from multiple sites, including rehabilitation centers, physicians’ offices, physiotherapists’ offices, patients’ homes, research centers or any other location at any time. The IBM development project for ARKE consists of three phases. Phase one will include the full backend required to capture the information needed for future use and is expected to be completed in 2016.

Upcoming Milestones Expected to Drive Value

•	Close acquisition of IMT (pending closing conditions, including IMT shareholder approval);
•	Commence integration of combined teams with formation of bolstered Bionik executive management team;
•	Announce key appointment of Chief Commercial Officer;
•	Execute strategy of market expansion and revenue growth of newly added commercial products;
•	Complete phase one of the IBM development project for ARKE in 2016;
•	Continue execution of growth strategy through additional licensing and acquisition transactions;
•	Continue validation testing of ARKE;
•	Prepare for filing for regulatory approvals of ARKE with Health Canada, the European Medicines Agency (EMA) in H1 2017 and the U.S. FDA, thereafter; and
•	Continue to maintain a rigorous patent protection program for the Company’s proprietary robotic and technological intellectual property.

“We have a lot of work ahead of us and are committed to focusing on the execution of our strategy as well as the integration of Bionik and IMT as rapidly as possible upon closing. We have positioned the Company to be able to execute on additional new business opportunities that we expect will drive value over the course of 2016,” stated Mr. Bloch.

Summary of Financial Results for the Year 2015

For the year ended December 31, 2015, the Company reported a comprehensive loss of

$5,569,107 resulting in a loss per share of $(0.08) compared to a comprehensive loss of $2,489,137 for the year ended December 31, 2014, resulting in a loss per share of $(0.05). The Company ended the year with $6,617,082 of cash and cash equivalents and working capital of $890,885. Excluding the non-cash warrant derivate liability, working capital would be $6,958,754.

As previously reported, in connection with the preparation of the Company’s audited financial statements for the fiscal year ended December 31, 2015, it was determined that the warrants issued to brokers and shareholders by the Company at the closings of its 2015 financing should have been originally accounted for as a derivative liability in Bionik’s audited financial statements. On March 17, 2016, Bionik restated its financial statements included in its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 to account for the warrants as a derivative liability. The audited financial statements of the Company for the fiscal year ended December 31, 2015 reflect the accounting of the warrants as a derivative liability.

“It is a management priority to ensure that strong reporting controls are in place to ensure the integrity of all disclosure to our shareholders and the markets. The restatement of our financial statements does not have an impact on our working capital or our operations as we seek to continue to build shareholder value by executing our business plan,” stated Mr. Bloch. “The fundamentals of our business, our team and the confidence in our mission to emerge as a leading robotics company focused on providing solutions for individuals with neurological disorders have never been stronger.”

Consolidated Balance Sheets

(Amounts expressed in US Dollars)

	As at	As at
	December 31, 2015	December 31, 2014
	$	$
Assets
Current
Cash and cash equivalents	6,617,082	209,933
Prepaid expenses and other receivables	188,217	81,130
Due from related parties	38,554	44,986
Loans receivable	307,459	-
Total Current Assets	7,151,312	336,049
Equipment	87,103	77,922
Total Assets	7,238,415	413,971

Liabilities and Shareholders' Equity (Deficiency)
Current
Accounts payable	134,718	308,947
Accrued liabilities	57,840	155,463
Warrant derivative liability	6,067,869	-
Total Liabilities	6,260,427	464,410
Shareholders' Equity (Deficiency)
Special Voting Preferred Stock, par value $0.001; Authorized - 1; Issued and outstanding - 1 (December 31, 2014 – Nil)	-	-
Common Shares, par value $0.001; Authorized - 150,000,000 (December 31, 2014 – 200,000,000); Exchangeable Shares; Authorized – Unlimited, Issued and outstanding – 22,428,313 and 50,000,000 Exchangeable Shares (December 31, 2014 – nil and 49,737,096 Exchangeable Shares)	72,428	49,737
Additional paid-in capital	11,412,399	4,936,456
Shares to be issued	98,900	-
Deficit	(10,647,888)	(5,053,982)
Accumulated other comprehensive income	42,149	17,350
Total Shareholders' Equity (Deficiency)	977,988	(50,439)
Total Liabilities and Shareholders' Equity (Deficiency)	7,238,415	413,971

Consolidated Statements of Operations and Comprehensive Loss

(Amounts expressed in U.S. Dollars)

	Year Ended	Nine month period ended
	December 31 2015	December 31 2014
	$	$

Operating expenses
Research and development	1,489,483	1,101,820
General and administrative	2,666,669	1,192,244
Share-based compensation expense	1,709,230	112,573
Depreciation	59,479	34,036
Total operating expenses	5,924,861	2,440,673

Other expenses (income)
Imputed interest expense	-	27,677
Interest expense	3,018	6,212
Other income	(33,974)	(46,026)
Foreign exchange loss	184,125	36,211
Change in fair value of warrant derivative liability	(484,124)	-
Total other (income) expenses	(330,955)	24,074

Net loss for the period	(5,593,906)	(2,464,747)
Foreign exchange translation adjustment	24,799	(24,390)

Net loss and comprehensive loss for the period	(5,569,107)	(2,489,137)

Loss per share – basic and diluted	$(0.08)	$(0.05)

Weighted average number of shares outstanding – basic and diluted	67,210,266	48,225,034

About Bionik Laboratories

Bionik Laboratories (OTCQX: BNKL) is a pioneering medical device and robotics company with a focus in developing technologies and solutions for individuals with neurological disorders. The Bionik team has researched, developed and tested its primary product, ARKE™, a robotic lower-body exoskeleton device designed to allow paraplegics as well as other wheelchair users the ability to rehabilitate through walking and other motion. For more information, please visit www.bioniklabs.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the design, development and commercialization of human exoskeletons, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company's future financial performance and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, market reaction to the restatement of the Company’s financial statements, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand the Company's business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company's failure to implement the Company's business plans or strategies, including the planned acquisition of IMT. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Bionik Laboratories, Inc. Contact:
Jenene Thomas
Jenene Thomas Communications, LLC
(908) 996-0239

jenene@jenenethomascommunications.com

SOURCE: Bionik Laboratories Corp.

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